Exhibit 4.4

CB2 INSIGHTS INC.

5045 Orbitor Drive, Building 11, Unit 300

Mississauga, Ontario, L4W 4Y4

MANAGEMENT INFORMATION CIRCULAR

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 9, 2020

This management information circular (this “Circular”) is being furnished in connection with the solicitation, by management of CB2 Insights Inc. (the “Corporation”), of proxies for the annual general meeting (the “Meeting”) of shareholders (the “Shareholders”) of the Corporation to be held virtually through the platform of AGM Connect (www.agmconnect.com) to facilitate an interactive meeting and live online voting for Registered Shareholders on Wednesday, September 9, 2020 at 9:00am (Toronto time), and at any adjournment thereof for the purposes set forth in the enclosed notice of meeting (the “Notice”).

Unless otherwise indicated, the information contained in this Circular is given as at July 20, 2020.

Unless otherwise indicated, all references to “dollars” or” “$” means Canadian dollars.

SOLICITATION OF PROXIES

Although, it is expected that management’s solicitation of proxies for the Meeting will be made primarily by mail, proxies may be solicited by directors, officers and employees of the Corporation personally or by telephone, fax, email or other similar means of communication. This solicitation of proxies for the Meeting is being made by or on behalf of the directors and management of the Corporation and the Corporation will bear the costs of this solicitation of proxies for the Meeting.

In accordance with National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), arrangements have been made with the transfer agent, investment dealers, intermediaries, custodians, depositories and depository participants and other nominees to forward solicitation materials to the beneficial owners of the common shares (the “Shares”) of the Corporation. The Corporation will provide, without any cost to such person, upon request to the Chief Executive Officer of the Corporation, additional copies of the foregoing documents for this purpose.

REGISTERED SHAREHOLDERS VOTING BY PROXY

Enclosed with this Circular is a form of proxy. The persons named in the enclosed form of proxy are officers and/or directors of the Corporation. Every Shareholder of the Corporation has the right to appoint a person (who need not be a shareholder of the Corporation) other than the persons already named in the enclosed form of proxy to represent such shareholder of the Corporation at the virtual Meeting by striking out the printed names of such persons and inserting the name of such other person AND an email address for contact in the blank space provided therein for that purpose. In order to be valid, a proxy must be received by Capital Transfer Agency Inc., 390 Bay Street, Suite 920, Toronto, Ontario, M5H 2Y2 by 9:00 am on September 7, 2020, or in the event of an adjournment or postponement of the Meeting, no later than forty-eight (48) hours (excluding Saturdays, Sundays and holidays in Ontario) before the time for holding the adjourned or postponed Meeting.

Shareholders may also elect to vote electronically in respect of any matter to be acted upon at the Meeting. Votes cast electronically are in all respects equivalent to and will be treated in the exact same manner as, votes cast via a paper form of proxy. To vote electronically, registered shareholders are asked to go to the website shown on the form of proxy and follow the instructions on the screen. Please note that each shareholder exercising the electronic voting option will need to refer to the control number indicated on their proxy form to identify themselves in the electronic voting system. Shareholders should also refer to the instructions on the proxy form for information regarding the deadline for voting shares electronically. If a Shareholder votes electronically he or she is asked not to return the paper form of proxy by mail.

In order to be effective, a form of proxy must be executed by a shareholder exactly as his or her name appears on the register of shareholders of the Corporation. Additional execution instructions are set out in the notes to the form of proxy. The proxy must also be dated where indicated. If the date is not completed, the proxy will be deemed to be dated on the day on which it was mailed to shareholders.

Registered shareholders may also attend the virtual Meeting and vote their shares at the Meeting by registering and logging in at:

•	https://agmconnect.com/cb2insights2020

To access the Meeting, follow the online instructions.

In order to find the Control Number to access the Meeting:

•	Registered shareholders: The control number located on the form of proxy or in the email notification you received is your Control Number.

•

Proxyholders: Duly appointed proxy holders, including non-registered (beneficial) shareholders that have appointed themselves or another person as a as proxyholder AND have provided an email address for contact, will receive the Control Number from AGM Connect by e-mail after the proxy voting deadline has passed.

We recommend that you log in at least one hour before the start time of the Meeting. It is important to ensure you are connected to the internet at all times if you participate in the Meeting online in order to vote when balloting.

The management representatives designated in the enclosed form of proxy will vote the Shares in respect of which they are appointed proxy in accordance with the instructions of the shareholder as indicated on the proxy and, if the shareholder specifies a choice with respect to any matter to be acted upon, the Shares will be voted accordingly. In the absence of such direction, such Shares will be voted by the management representatives named in such form of proxy in favour of each of the matters referred to in the Notice and will be voted by such representatives on all other matters which may come before the Meeting in their discretion.

THE ENCLOSED FORM OF PROXY, WHEN PROPERLY SIGNED, CONFERS DISCRETIONARY VOTING AUTHORITY ON THOSE PERSONS DESIGNATED THEREIN WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE MATTERS IDENTIFIED IN THE NOTICE AND WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

At the time of printing of this Circular, management of the Corporation know of no such amendment, variation or other matters to come before the Meeting other than the matters referred to in the Notice and this Circular. However, if any matters which are not now known to management of the Corporation should properly come before the Meeting, the Shares represented by proxies in favour of the

Management Nominees will be voted on such matters in accordance with the best judgement of the Management Nominee.

ADVICE TO NON-REGISTERED SHAREHOLDERS

Only Registered shareholders of the Corporation, or the persons they appoint as their proxies, are entitled to attend and vote at the Meeting. However, in many cases, Shares beneficially owned by a person (a “Non-Registered Shareholder”) are registered either:

(a)

in the name of an intermediary (an “Intermediary”) with whom the Non-Registered Shareholder deals in respect of the Shares (Intermediaries include, among others, banks, trust companies, investment dealers or brokers, trustees or administrators of a self-administered registered retirement savings plan, registered retirement income fund, registered education savings plan and similar plans); or

(b)	in the name of a clearing agency (such as The Canadian Depository for Securities Limited, in Canada, and the Depositary Trust Company, in the United States) of which the Intermediary is a participant.

In accordance with the requirements of NI 54-101, the Corporation has distributed copies of the Notice, this Circular and its form of proxy (collectively, the “Meeting Materials”) to the Intermediaries and clearing agencies for onward distribution to Non-Registered Shareholders. Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless the Non-Registered Shareholders have waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

(a)

be given a voting instruction form which must be completed and returned by the Non-Registered Shareholder in accordance with the directions printed on the form (in some cases, the completion of the voting instruction form by telephone, facsimile or over the Internet is permitted) or

(b)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Shares beneficially owned by the Non-Registered Shareholder, but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with Capital Transfer Agency Inc., 390 Bay Street, Suite 920, Toronto, Ontario, M5H 2Y2.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the Shares they beneficially own. Should a Non-Registered Shareholder who receives either a voting instruction form or a form of proxy wish to attend the Meeting and vote in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the names of the persons named in the form of proxy and insert the Non-Registered Shareholder’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, follow the directions indicated on the form. If you are a Non-Registered Shareholder, and we or our agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf. In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediaries and their service companies, including those regarding when and where the voting instruction form or the proxy is to be delivered.

REVOCATION OF PROXIES

A registered shareholder of the Corporation who has submitted a proxy may revoke it by:

(a)

depositing an instrument in writing signed by the registered shareholder or by an attorney authorized in writing or, if the registered shareholder is a corporation, by a duly authorized officer or attorney, either:

(i)

at the office of Capital Transfer, 390 Bay Street, Suite 920, Toronto, Ontario, M5H 2Y2 Corporation, by 9:00am on September 7 or in the event of an adjournment or postponement of the Meeting, no later than 48 hours (excluding Saturday, Sunday and holidays in Ontario) before the time for holding the adjournment or postponement Meeting; or

(ii)	with the Chairman of the Meeting prior to the commencement of the Meeting on the day of the Meeting;

(b)

transmitting, by telephonic or electronic means, a revocation that complies with (i) or (ii) above and that is signed by electronic signature provided that the means of electronic signature permit a reliable determination that the document was created or communicated by or on behalf of the registered shareholder or the attorney, as the case may be; or

(c)	in any other manner permitted by law.

A Non-Registered Shareholder who has submitted voting instructions to an Intermediary should contact their Intermediary for information with respect to revoking their voting instructions.

NOTICE-AND-ACCESS

The Corporation is utilizing the notice-and-access mechanism (the “Notice-and-Access Provisions”) that came into effect on February 11, 2013 under National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer and National Instrument 51-102 -Continuous Disclosure Obligations, for distribution of Meeting materials to registered and beneficial Shareholders.

WEBSITE WHERE MEETING MATERIALS ARE POSTED

The Notice-and-Access Provisions are a new set of rules that allows reporting issuers to post electronic versions of proxy-related materials (such as proxy circulars and annual financial statements) on-line, via the System for Electronic Document Analysis and Retrieval (“SEDAR’’) and one other website, rather than mailing paper copies of such materials to Shareholders. Electronic copies of the Circular, financial statements of the Corporation for the year ended December 31, 2019 (“Financial Statements’’) and management’s discussion and analysis of the Corporation’s results of operations and financial condition for year ended December 31, 2019 (“MD&A”) may be found on the Corporation’s SEDAR profile at www.sedar.com, and at www.agmconnect.com/cb2insights2020. The Corporation will not use procedures known as “stratification” in relation to the use of Notice-and-Access Provisions. Stratification occurs when a reporting issuer using the Notice-and-Access Provisions provides a paper copy of the Circular to some Shareholders with this notice package. In relation to the Meeting, all Shareholders will receive the required documentation under the Notice-and-Access Provisions, which will not include a paper copy of the Circular.

OBTAINING PAPER COPIES OF MATERIALS

The Corporation anticipates that using notice-and-access for delivery to all Shareholders will directly benefit the Corporation through a substantial reduction in both postage and material costs, and also promote environmental responsibility by decreasing the large volume of paper documents generated by printing proxy-related materials. Shareholders with questions about notice-and-access can call the Corporation’s transfer agent Capital Transfer Agency ULC. (“Capital Transfer”) toll-free at 1-844-499-4482. Shareholders may also obtain paper copies of the Circular, Financial Statements and MD&A free of charge by contacting Capital Transfer at the same toll-free number or upon request to the Corporation’s Corporate Secretary. A request for paper copies which are required in advance of the Meeting should be sent so that they are received by the Corporation or Capital Transfer, as applicable, by August 26, 2020 in order to allow sufficient time for Shareholders to receive the paper copies and to return their proxies or voting instruction forms to intermediaries not later than 48 hours (excluding Saturdays, Sundays and statutory holidays in the City of Toronto, Ontario) prior to the time set for the Meeting or any adjournments or postponements thereof (the ‘‘Proxy Deadline”).

VOTING

All Shareholders are invited to attend the virtual Meeting and may attend representing themselves or may be represented by proxy. A ‘‘beneficial” or “non-registered” Shareholder will not be recognized directly at the Meeting for the purposes of voting common shares registered in the name of his/her/its broker; however, a beneficial Shareholder may attend the Meeting as proxyholder for the registered Shareholder and vote the common shares in that capacity. Only Shareholders as of the Record Date are entitled to receive notice of and vote at the Meeting. Shareholders who are unable to attend the Meeting in person, or any adjournments or postponements thereof, are requested to complete, date and sign the enclosed form of proxy (registered holders) or voting instruction form (beneficial holders) and return it in the envelope provided. To be effective, the enclosed form of proxy or voting instruction form must be mailed or faxed so as to reach or be deposited with Capital Transfer (in the case of registered holders) (i) by mail to Capital Transfer Agency at 390 Bay Street, Suite 920, Toronto, Ontario, M5H 2Y2; (ii) by facsimile at 416-350-5008; (iii) by email to info@capitaltransferagency.com; or (iv) by internet at www.capitaltransferagency.com prior to the Proxy Deadline, failing which such votes may not be counted, or your intermediary (in the case of beneficial holders) with sufficient time for them to file a proxy by the Proxy Deadline.

SHAREHOLDERS ARE REMINDED TO REVIEW THE CIRCULAR BEFORE VOTING.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No person who has been a director or an officer of the Corporation at any time since the beginning of its last completed financial year or any associate of any such director or officer has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the meeting, except as disclosed in this Circular.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The Corporation is authorized to issue an unlimited number of Shares. Each Share entitles the holder of record to notice of and one vote on all matters to come before the Meeting. No group of shareholders has the right to elect a specified number of directors nor are there cumulative or similar voting rights attached to the Shares of the Corporation.

The directors of the Corporation have fixed July 20, 2020 as the record date (the “Record Date”) for determination of the persons entitled to receive notice of the Meeting. Shareholders of record as of the Record Date are entitled to vote their Shares except to the extent that they have transferred the ownership of any of their Shares after the Record Date, and the transferees of those Shares produce properly endorsed share certificates or otherwise establish that they own the Shares, and demand, not later than ten (10) days before the Meeting, that their name be included in the shareholder list before the Meeting, in which case the transferees are entitled to vote their Shares at the Meeting.

As of the date of this Circular, 97,566,372 Shares are issued and outstanding.

To the knowledge of the directors and officers of the Corporation, as of the date of this Circular, no person or company beneficially owned, directly or indirectly, or exercised control or direction over, voting shares of the Corporation carrying more than ten percent (10%) of the voting rights attached to all shares of the Corporation.

PARTICULARS OF MATTERS TO BE ACTED UPON

To the knowledge of the Corporation’s directors, the only matters to be placed before the Meeting are those set forth in the accompanying Notice of Meeting relating to: (a) receiving the audited financial statements of the Corporation for the year ended December 31, 2019; (b) the election of directors for the ensuing year; and (c) re-appointment of Grant Thornton LLP, Chartered Accountants, as auditors of the Corporation.

1.	Audited Financial Statements

The Corporation’s financial statements for the fiscal year ended December 31, 2019, and the report of the auditors thereon, have been filed on www.sedar.com and have been sent to registered and beneficial shareholders who have requested copies thereof using the request form accompanying this Circular and will be submitted to the meeting of shareholders. Receipt at the Meeting of the auditors’ report and the Corporation’s financial statements for this fiscal period will not constitute approval or disapproval of any matters referred to therein, and no action is required to be taken by Shareholders thereon.

2.	Election of Directors

Pursuant to the Corporation’s constating documents, the board of directors of the Corporation (the “Board” or “Board of Directors”) may be comprised of a minimum of one (1) director and a maximum of ten (10) directors to be elected annually. The Board of Directors has determined that the number of directors of the Corporation should be fixed at six (6). Shareholders will be asked to elect six (6) directors at the Meeting. Each director elected will hold office until the close of the next annual meeting of the Shareholders or until his successor is appointed or elected.

The following table and the notes thereto set out the names of each nominee for election as a director of the Corporation as well as their province of residence, principal occupation, business or employment, the year they first became a director of the Corporation and the approximate number of voting securities of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised by each of them as of the date hereof.

Name, Position, Province of Residence	Principal Occupation	Date Elected or Appointed Director	Shares Owned or Controlled (1)
Pradyum Sekar, (3) Director, CEO Oakville, Ontario	Chief Executive Officer of the Corporation	February 27, 2019	9,149,462

Kashaf Qureshi (1) Director, President Milton, Ontario	Chief Operating Officer of the Corporation	February 27, 2019	8,853,058

Norton Singhavon (1) (2)(3) Director Kelowna, BC	Businessman	February 27, 2019	815,000

Marc Adelson(1)(2)(3) Director Rye, NY	Lawyer	April 23, 2019	167,000

Tom Brogan Director Ottawa, Ontario	Manager (Economist)	January 27, 2020	nil

Peter Cummins(3) Director Guelph, Ontario	Retired Pharmacist and R&D Leader	July 4, 2019	104,000

Notes:

(1)	Member of the Audit Committee of which David Danziger is the Chairman.
(2)	Member of the Compensation Committee.
(3)	Member of the Nomination and Governance Committee

Pradyum Sekar (Director, Chief Executive Officer & Co-Founder)

As co-founder of MVC Technologies Inc., Mr. Sekar has spent more than 15 years as an entrepreneur throughout the healthcare sector from the clinical side through to innovation building. From opening one of the most recognized Cannabis Education Centres in Ontario to consulting on major healthcare IT and services integrations, Mr. Sekar has held several senior positions in all sizes of corporate organizations.

Kashaf Qureshi (Director, President, Chief Technology Officer and Co-Founder)

As co-founder of MVC Technologies Inc., Mr. Qureshi brings more than 20 years of extensive operational and entrepreneurial experience in the healthcare, medical cannabis and technology start-up space. An ardent cost-efficiency executive, Mr. Qureshi has focused on promoting improved cash flow, operational proficiencies and overall profitability in a series of organizations throughout the healthcare sector.

Norton Singhavon (Director)

Mr. Singhavon currently serves as the Founder and Executive Chairman of Doventi Capital. Mr. Singhavon has extensive experience at the senior management level of capital investments and has been involved in several large acquisitions, consolidations, and start-ups in Canada’s legal cannabis sector, both private and public. As an investor and advisor to numerous companies in Canada’s ACMPR sector, he has been responsible for internally deploying over $45 million into the legal cannabis sector and has been involved in another $65 million of public M&A ACMPR transactions. Mr. Singhavon was also an advisor to, and early-stage investor in, Invictus MD (TSX.V:IMH).

Marc Adelson (Director)

Mr. Adelson is currently the Deputy Chief Legal Officer and Chief Compliance Officer of Teladoc Health, Inc. a global virtual care company. Mr. Adelson has over 20 years of experience in the Healthcare sector.

Tom Brogan (Director)

Mr. Brogan was an early advocate of using real world evidence to improve health care, for market research and economic studies. He founded Brogan Inc. which became the leader in the novel use of drug claim data. He sold Brogan Inc. in 2010 to the world leader in health care data (IQVIA). He became VP Global Oncology for IMS Health (now IQVIA) and since 2014 has been the Chief Executive Officer and Chairman of the Board of Vestrum Health, where he has developed the data for and applications of electronic health records for use by clinicians, economists and pharmaceutical marketers.

Peter Cummins (Director)

Mr. Cummins is a pharmacist by profession and a retired & Johnson R&D leader. He is currently involved in a number of volunteer and philanthropic endeavours. He spent over two decades with Johnson & Johnson, including executive leadership roles overseeing research and development, product development, external innovation, and regulatory affairs across Canada, the US, and Europe. Prior to Johnson & Johnson, Mr. Cummins served in Regulatory and Scientific Affairs roles at Procter & Gamble, and he was the Director of Pharmacy at Cambridge Memorial Hospital. He holds a BSc in Pharmacy from the University of Toronto and an MBA from Wilfrid Laurier University. Mr. Cummins has extensive experience in traditional pharmaceutical research and development and brings a crucial understanding and network to CB2 Insights to help to unlock the value of the Company’s data assets moving forward.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR THE ELECTION OF THE ABOVE-NAMED NOMINEES, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT THE SHARES ARE TO BE WITHHELD FROM VOTING IN RESPECT THEREOF. Management does not contemplate that any of the nominees will be unable to serve as a director of the Corporation for the ensuing year, however, IF A NOMINEE IS FOR ANY REASON UNAVAILABLE TO SERVE AS A DIRECTOR OF THE CORPORATION FOR ANY REASON AT OR PRIOR TO THE MEETING OR ANY ADJOURNMENT THEREOF, PROXIES IN FAVOUR OF MANAGEMENT WILL BE VOTED IN FAVOUR OF THE REMAINING NOMINEES AND MAY BE VOTED FOR THE ELECTION OF ANY PERSON OR PERSONS IN PLACE OF ANY NOMINEES UNABLE TO SERVE AT THE DISCRETION OF THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY.

To the knowledge of the Corporation, other than as set out herein, no proposed director is, as at the date of this Circular, or has been, within ten (10) years before the date of this Circular:

(a)	a director, chief executive officer or chief financial officer of any company (including the Corporation) that,

(i)	was subject to an order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)	was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer, or

(b)

a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)

become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

To the knowledge of the Corporation, no director or proposed director has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a security’s regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

Appointment of Auditors

Shareholders are being asked to re-appoint Grant Thornton LLP to act as auditors of the Corporation until the next annual meeting of shareholders. PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR THE APPOINTMENT OF GRANT THORNTON LLP , AS AUDITORS OF THE CORPORATION TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND THE AUTHORIZATION OF THE DIRECTORS TO FIX THEIR REMUNERATION UNLESS A SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS OR HER SHARES ARE TO BE WITHHELD FROM VOTING IN RESPECT OF THE APPOINTMENT OF GRANT THORNTON LLP.

Grant Thornton LLP were first appointed as auditors for the Corporation on February 27, 2019.

STATEMENT OF EXECUTIVE COMPENSATION – VENTURE ISSUER

The following information is provided as required under Statement of Executive Compensation – Venture Issuer, Form 51-102F6V (the “F6V”), as such form is defined in NI 51-102 and relates to the Corporation’s December 31, 2019 financial year end.

For the purposes of the F6V “compensation securities” includes stock options, convertible securities, exchangeable securities and similar instruments including stock appreciation rights, deferred share units and restricted stock units granted or issued by the Corporation or one of its subsidiaries for services provided or to be provided, directly or indirectly, to the Corporation or any of its subsidiaries.

All currency references in this F6V section are expressed in Canadian Dollars unless otherwise specified.

Named Executive Officer

In this section “Named Executive Officer” (“NEO”) means any individual who, during the Corporation’s two most recently completed financial years ended December 31, 2018 and December 31, 2019 was:

(a)

an individual who, in respect of the Corporation, during any part of the most recently completed financial year, served as chief executive officer, including an individual performing function similar to a chief executive officer (“CEO’’);

(b)

an individual who, in respect of the Corporation, during any part of the most recently completed financial year, served as chief financial officer, including an individual performing function similar to a chief financial officer (“CFO”);

(c)

in respect of the Corporation and its subsidiaries, the most highly compensated executive officer other than the individuals identified in paragraphs (a) and (b) at the end of the most recently completed financial year whose total compensation was more than C$150,000 for that financial year; and

(d)

an individual who would be a NEO under paragraph (c) but for the fact that the individual was not an executive officer of the Corporation or any of its subsidiaries, and was not acting in a similar capacity, at the end of the Corporation’s financial years ended December 31, 2017 and 2018.

Description of Share Exchange Transaction

The Corporation completed a 3-comered amalgamation (the ‘‘Transaction’’) with MVC Technologies Inc. (“MVC’’) and a subsidiary of the Corporation on February 27, 2019. Upon completion of the Transaction, the officers and directors of the Corporation resigned and the officers and directors of MVC were appointed as the officers and directors of the Corporation. Prior to the Transaction, the NEO’s of the Corporation were Stephen Coates (President, Chief Executive Officer and a director) and Geoff Kritzinger (Chief Financial Officer). Since completion of the Transaction, the NEO’s of the Corporation are: Pradyum Sekar (Chief Executive Officer and a director); Kashaf Qureshi (President, Chief Operating Officer and a director) and Carmelo Marrelli (Chief Financial Officer). The directors of the Corporation who are not also NEO’s are: Norton Singhavon, Tom Brogan, Peter Cummins and Marc Adelson.

Director and NEO compensation, excluding compensation securities

The following table sets forth all annual and long-term compensation for services paid to or earned by each of the NEOs and directors during the two most recent financial years ended December 31, 2018 and December 31, 2019.

Table of compensation excluding compensation securities
Name and Principal Position	Year	Salary, consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting fees(5) ($)	Value of Perquisites ($)	Value of all other compensation ($)	Total compensation ($)
Stephen Coates(1)	2019	NIL	NIL	NIL	NIL	NIL	NIL
Former President, CEO and Director	2018	NIL	NIL	NIL	NIL	$1,221	$1,221
Geoff Kritzinger(2)	2019	NIL	NIL	NIL	NIL	NIL	NIL
Former CFO	2018	NIL	NIL	NIL	NIL	NIL	NIL
Pradyurn Sekar(3) (5)	2019	$212,000	NIL	NIL	$12,000	NIL	$224,000 ($161,577 in cash and remaining in shares)(10) $212,654
CEO, Secretary and Director	2018	$185,831	$22,500	NIL	$4,323	NIL
Kashaf Qureshi(3) (5)	2019	$212,000	NIL	NIL	$12,000	NIL	$224,000
							($161,577 in cash
							and remaining in
							shares)(10)
President, CTO and Director	2018	$185,831	$22,500	NIL	$4,323	NIL	$212,654
Carme1o Marrelli(3)(4)	2019	$42,540	NIL	N/A	NIL	NIL	$42,540
CFO	2018	$7,090	NIL	N/A	NIL	NIL	$7,090
David Danziger (5)(9)	2019	NIL	NIL	NIL	NIL	NIL	NIL
Director	2018	NIL	NIL	NIL	NIL	NIL	NIL
Norton Singhavon (5)	2019	NIL	NIL	NIL	NIL	NIL	NIL
Director	2018	NIL	NIL	NIL	NIL	NIL	NIL
Dr. Danial Schecter (5)(8)	2019	NIL	NIL	NIL	NIL	NIL	NIL
Director	2018	NIL	NIL	NIL	NIL	NIL	NIL
Marc Adelson(6)	2019	NIL	NIL	NIL	NIL	NIL	NIL
Director	2018	NIL	NIL	NIL	NIL	NIL	NIL
Peter Cummins(7)	2019	NIL	NIL	NIL	NIL	NIL	NIL
Director
Gerry Goldberg.(7)(9)	2019	NIL	NIL	NIL	NIL	NIL	NIL
Director

(1)	Mr. Coates resigned as a President, CEO and officer of the Corporation on February 27, 2019.
(2)	Mr. Kritzinger resigned as CFO of the Corporation on February 27, 2019.
(3)	Messers Sekar, Qureshi and Marrelli were appointed officers of the Corporation on February 27, 2019.
(4)

Mr. Marrelli is the CFO of the Corporation and President of Marrelli Support Services Inc. (“MSSI”). Effective September 5, 2018, MVC Technologies Inc. entered into a Consulting Agreement with MSSI pursuant to which MSSI agreed to provide the services of Mr. Marrelli as CFO of the Corporation on a part time basis in consideration of fees of approximately $3,500 per month. Mr. Marrelli is eligible to receive grants of stock options from the Corporation under the Stock Option Plan.

(5)	Messers Sekar, Qureshi, Danziger, Singhavon and Schecter were appointed directors of the Corporation on February 27, 2019.
(6)	Mr. Adelson was appointed a director of the Corporation on April 23, 2019.
(7)	Mr. Cummins and Goldberg were appointed a director of the Corporation on July 4, 2019
(8)	Mr. Schecter ceased to be a director of the Corporation on July 30, 2019
(9)	Mr. Danziger ceased to be a director of the Corporation on January 24, 2020 and Mr. Goldberg ceased to be a director of the Corporation on January 27, 2020
(10)	Includes $6,830 in lieu of vacation pay and $9,100 vehicle allowance.

Stock Options and Other Compensation Securities

The following table discloses the particulars of compensation securities granted to the NEOs and Directors in the financial year ended December 31, 2019.

Compensation Securities
Name and position	Type of Compensation Security	Number of compensation securities, number of underlying securities, and percentage of class (#)	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)(5)	Closing price of security or underlying security at year end ($)(5)	Expiry Date
Stephen Coates(1) Former President, CEO and Director	Stock Options	20,000	July 5, 2018	$0.165	$0.082	$0.33	July 4, 2021
Geoff Kritzinger(l) Former CFO	NIL	NIL	NIL	NIL	NIL	NIL	NIL
Jun He(1) Former Director	Stock Options	20,000	July 5, 2018	$0.165	$0.082	$0.33	July 4, 2021
Robert Kirtlan (1) Former Director	NIL	NIL	NIL	NIL	NIL	NIL	NIL
Pradyum Sekar(2)(3) CEO, and Director	Stock Options	1,242,567	November 5, 2018	$0.44	$0.44	$0.44	November 5, 2028
Kashaf Qureshi(2)(3) President, CTO and Director	Stock Options	1,242,567	November 5, 2018	$0.44	$0.44	$0.44	November 5, 2028
Carmela Marrelli(2) CFO	NIL	NIL	NIL	NIL	NIL	NIL	NIL
David Danziger(3)(6) Director	Stock Options	100,000	January 23, 2019	$0.50	$0.50	$0.10	January 23, 2024
Norton Singhavon(3) Director	NIL	NIL	NIL	NIL	NIL	NIL	NIL
Dr. Danial Schecter(3)(7) Director	Stock Options	20,000	January 23, 2019	$0 .50	$0.50	$0.10	January 23, 2024
Marc Adelson(4) Director	NIL	NIL	NIL	NIL	NIL	NIL	NIL
Peter Cummins(11) Director	NIL	NIL	NIL	NIL	NIL	NIL	NIL
Gerry Goldberg’(6) Director	NIL	NIL	NIL	NIL	NIL	NIL	NIL

Notes:

(1)	Messer’s Coates, Kritzinger, He and Kirtlan resigned as directors and officers of the Corporation on February 27, 2019.
(2)	Messer’s Sekar, Qureshi and Marrelli were appointed officers of the Corporation on February 27, 2019.
(3)	Messer’s Sekar, Qureshi, Danziger, Singhavon and Schecter were appointed directors of the Corporation on February 27, 2019.
(4)	Mr. Adelson was appointed a director of the Corporation on April23, 2019.
(5)	The common shares of the Corporation were listed for trading on March 6, 2019. References to closing price refer to the most recently completed private placement financing.
(6)	Mr. Danziger ceased to be a director of the Corporation on January 24, 2020 and Mr. Goldberg ceased to be a director of the Corporation on January 27, 2020
(7)	Mr. Schecter ceased to be a director of the Corporation on July 30, 2019

Exercise of Compensation Securities by NEOs and Directors

During the financial year ended December 31, 20 19, no compensation securities were exercised by an NEO or director of the Corporation.

Stock Option Plans and Other Incentive Plans

Stock Option Plan

The Stock Option Plan was adopted by Shareholders on December 27, 2017. The purpose of the Stock Option Plan is to advance the interests of the Corporation and its Shareholders by attracting, retaining and motivating the performance of selected directors, officers, employees or consultants of the Corporation of high caliber and potential and to encourage and enable such persons to acquire and retain a proprietary interest in the Corporation by ownership of its Common Shares. The Stock Option Plan provides that, subject to the requirements of the Canadian Securities Exchange (the “CSE”), the aggregate number of securities reserved for issuance, set aside and made available for issuance under the Stock Option Plan may not exceed 10% of the issued and outstanding shares of the Corporation at the time of granting of options (including all options granted by the Corporation to date).

The number of Common Shares which may be reserved in any 12-month period for issuance to any one individual upon exercise of all stock options held by that individual may not exceed 5% of the issued and outstanding Common Shares of the Corporation at the time of the grant. The number of Common Shares which may be reserved in any 12-month period for issuance to any one consultant may not exceed 2% of the issued and outstanding Common Shares and the maximum number of Common Shares which may be reserved in any 12-month period for issuance to all persons engaged in investor relations activities may not exceed 2% of the issued and outstanding Common Shares of the Corporation.

The Stock Option Plan provides that options granted to any person engaged in investor relations activities will vest in stages over 12 months with no more than 1⁄4 of the stock options vesting in any three-month period. The Stock Option Plan will be administered by the Board or a special committee of directors, either of which will have full and final authority with respect to the granting of all stock options thereunder. Stock options may be granted under the Stock Option Plan to such directors, officers, employees or consultants of the Corporation, as the Board may from time to time designate.

The exercise price of any stock options granted under the Stock Option Plan shall be determined by the Board but may not be less than the market price of the Common Shares on the CSE on the date prior to the date of the grant (less any discount permissible under CSE rules). The term of any stock options granted under the Stock Option Plan shall be determined by the Board at the time of grant but, subject to earlier termination in the event of termination or in the event of death, the term of any stock options granted under the Stock Option Plan may not exceed ten years. Options granted under the Stock Option Plan are not to be transferable or assignable other than by will or other testamentary instrument or pursuant to the laws of succession. Subject to certain exceptions, in the event that a director or officer ceases to hold office, options granted to such director or officer under the Stock Option Plan will expire upon ceasing to be a director or officer of the Corporation or up to a period not exceeding six (6) months thereafter.

Subject to certain exceptions, in the event that an employee in relation to the Corporation, stock options granted to such employee under the Stock Option Plan will expire on the date after such individual or entity ceases to act in that capacity in relation to the Corporation or up to a period not exceeding six (6) months thereafter.

Stock options granted to optionees engaged in investor relations activities on behalf of the Corporation expire 30 days after such optionees cease to perform such investor relations activities for the Corporation. In the event of death of an option holder, options granted under the Stock Option Plan expire the earlier of one year from the date of the death of the option holder and the expiry of the term of the option.

Employment, consulting and management agreements

The Corporation has employment agreements with officers of the Corporation (each an “Executive’’):

(i)	Employment Agreement dated November 5, 2018 among Kashaf Qureshi and MVC Technologies Inc. (the “Qureshi Employment Agreement”);

(ii)

Employment Agreement dated November 5, 2018 among Pradyum Sekar and MVC Technologies Inc. (the “Sekar Employment Agreement”, and collectively with the Qureshi Employment Agreement, the “Employment Agreements”)

Pursuant to the Employment Agreements, each Executive receives an annual salary base of $200,000, of which $150,000 was agreed to be received in cash and the remaining in shares. In addition, each Executive will be entitled to an incentive payment (“Annual Incentive’’) in accordance with the Employment Agreements upon the occurrence of certain performance milestones of the Corporation. On the signing of the agreement, the Executives are also entitled to options to purchase an aggregate of 2% of the total issued and outstanding common shares of the Corporation. The options shall vest in equal installments over three years, exercisable for one common share at an exercise price equal to fair market value on the day the option was granted (“Long Term Incentive’’). Each of the Executives is also entitled to reasonable expenses reimbursed by the Corporation, employee benefits, an automobile allowance, insurance and indemnification, vacation, and the reimbursement of annual membership or professional fees.

The Employment Agreements also provide for payments to be made by the Corporation in the event of termination of the Employment Agreements by the Corporation without cause or following a change in control, the details of which are summarized below:

Meaning of “Cause”, “Change in Control” and “Good Reason”

In the Employment Agreements, ‘‘Cause” means

(a)

the existence of just cause for termination of employment at common law as determined by the law of the Province of Ontario, including fraud, theft, dishonesty, illegality, breach of statute or regulation, conflict of interest, or gross incompetence; or the Executive breaches any other material obligation under this Agreement and fails to rectify such breach within 30 (thirty) days of provision of written notice to do so by the Corporation.

In the Employment Agreements “Change in Control” means the occurrence of any of the following:

(a)

the consummation of any transaction or series of transactions including, without limitation, any consolidation, amalgamation, arrangement, merger or issue of voting shares, the result of which is that any person or group of persons acting jointly or in concert for purposes of such transaction becomes the beneficial owner, directly or indirectly, of more than 50% of the voting shares in the capital of the Corporation, measured by voting power rather than number of shares (but shall not include the creation of a holding company or similar transaction that does not involve any material change in the indirect beneficial ownership of the shares of the Corporation); or

(b)

the direct or indirect sale, transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation, taken as a whole, to any person or group of persons acting jointly or in concert for purposes of such transaction (other than to any affiliates of the Corporation), provided, for greater certainty, that the person or group of persons contemplated in either circumstance do not include the Executive, any of the Executive’s immediate family members or any entity associated with the Executive or them.

(c)	members of the Board of Directors as of August 2018, cease for any reason to constitute a majority of the Board, unless the appointment of any successor members was approved by Directors.

A Change in Control does not include any public offering of the Corporation’s stock.

In the Employment Agreements, “Good Reason” means any of the following:

(a)

the assignment to the Executive of any duties inconsistent in any material and negative respect with the Executive’s position, authority, duties or responsibilities, or other action by the Corporation which results in a material diminution in such position including a board position, authority, title, reporting relationship, duties or, responsibilities, excluding for this purpose isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof from the Executive to the Corporation;

(b)

any unilateral material diminution of salary or bonus or long term incentive eligibility payable to the Executive under this Employment Agreement or a material reduction by the Corporation in the kind or level of automobile allowance, benefits to which the Executive is entitled under this Agreement, excluding changes to employee benefits which apply to all other employees in positions similar to the Executive’s, which is not remedied by the Corporation promptly after receipt of notice thereof from the Executive to the Corporation;

(c)	the Corporation materially breaching the terms of this Agreement; or

(d)	if the Executive’s normal place of business relocates more than 50 kilometres from its current location.

Termination by the Executive with Good Reason Following a Change in Control

In the event that the Executive’s employment is terminated without cause or the Executive resigns their employment from the Corporation for Good Reason within a period of one (1) year after the Change in Control or three months prior to a Change in Control being effected provided that severance was influenced by a potential buyer in contemplation of a Change in Control, the Executive will receive a severance amount of thirty-six (36) months of base salary as well as thirty-six (36) months of target annual incentive allocated to the Executive under Schedule “A”, thirty-six (36) months of the Executive’s Automobile Allowance and thirty-six (36) months of premiums to the Corporation’s Benefits plans in which the Executive was previously participating, in lieu of participation. Actual participation in the Corporation’s benefits plan will cease upon the date of termination.

Termination by Executive

The Executives shall be entitled to terminate the Employment Agreements with the Corporation at any time, for whatever reason, upon providing two (2) weeks written notice to the Corporation.

Termination by the Corporation without Cause

The Corporation may terminate the Employment Agreements of the Executives without Cause at any time by paying the Executive:

(a)	Twenty-four (24) months of the base salary rate being paid to the Executive at the time of termination;

(b)	Twenty-four (24) months target Annual Incentive;

(c)	Twenty-four (24) months of the Executive’s automobile allowance; and

(d)	Twenty-four (24) months of premiums to the Corporation’s benefit plan in which the Executive was participating

(e)	All unvested Long Term Incentive awards made to the Executive will vest and all vested equity grants will be exercisable for a period of up to six (6) months from the date of such termination

Termination by the Corporation with Cause

The Corporation can terminate the employment of an Executive with cause without notice. No payment shall be made or notice provided.

Termination by Death

The Employment Agreement shall automatically terminate without notice if the Executive dies during the term of the Employment Agreement. Any outstanding and unvested stock options will vest upon the Executive’s death and be exercisable immediately by the Executive’s estate for a period up to twelve (12) months from the date of such termination.

Oversight and description of director and NEO compensation

The Board of Directors of the Corporation (the “Board”) has recently appointed a compensation committee (the “Compensation Committee”) comprised entirely of independent directors. The Compensation Committee determines the compensation for Named Executive Officers and directors based on various factors, including, their skill, qualifications, experience level, level of responsibility involved in their position, the existing stage of development of the Corporation, the Corporation’s resources, industry practice and regulatory guidelines regarding executive compensation levels. The Compensation Committee is comprised of Norton Singhavon, Dr. Danial Schecter and Marc Adelson, each of whom have the requisite business management experience, to provide them with an understanding of the factors required in evaluating executive compensation.

It is anticipated that each year the Compensation Committee and the Board review will the base salaries of all executive officers to determine whether adjustments are appropriate to bring their salaries to a competitive level and to reflect their responsibilities as executives of a public corporation. In conducting this review, the Board considers comparative data for executives having similar responsibilities in competitive organizations, taking into account size, location and appropriate differentiating factors. Given the limited number of public entities having businesses similar to the Corporation’s business, the foregoing comparisons were made to junior public issuers generally and to institutional knowledge of compensation practices generally.

Risk Management

The Board has not considered the implications of the risks associated with the Corporation’s compensation policies and practices.

The Corporation has not adopted a policy forbidding directors or officers from purchasing financial instruments designed to hedge or offset a decrease in market value of the Corporation’s securities granted as compensation or held, directly or indirectly, by directors or officers. The Corporation is not, however, aware of any of its directors or officers having entered into this type of transaction.

Elements of Executive Compensation Program

The Corporation’s compensation program are expected to consist of the following elements:

(a)	base salary or consulting fees;

(b)	bonus payments; and

(c)	equity participation through the Stock Option Plan.

Base Salary or Consulting Fees

Base salary ranges for NEOs were initially determined upon review of salaries paid by other companies that are comparable in size to the Corporation.

In determining the base salary of a NEO, the Board considers the following factors:

(a)	the particular responsibilities related to the position;

(b)	salaries paid by other companies in the same industry, which were similar in size and stage of development as the Corporation;

(c)	the experience level of the NEO;

(d)	the amount of time and commitment which the NEO devotes to the Corporation; and

(e)	the NEO’s overall performance and performance in relation to the achievement of corporate milestones and objectives.

Equity Participation

The Corporation currently offers equity participation in the Corporation through its Stock Option Plan.

Executive Compensation

Except for the grant of incentive share options to NEOs, there are no arrangements under which NEOs were compensated by the Corporation during the two most recently completed financial years for their services in their capacity as NEOs, directors or consultants.

Director Compensation

The directors receive no cash compensation for acting in their capacity as directors of the Corporation. Except for the grant of Options to directors, there are no arrangements under which directors were compensated by the Corporation during the two most recently completed financial years for their services in their capacity as directors.

Pension Disclosure

The Corporation does not have in place any deferred compensation plan or pension plan that provides for payments or benefits at, following or in connection with retirement.

EQUITY COMPENSATION PLANS

The following table sets forth summary information regarding the Plan as at December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,721,368	$0.38	1,562,292
Equity compensation plans not approved by security holders	nil	$nil	nil
Total	6,721,368

AUDIT COMMITTEE

National Instrument 52-110 – Audit Committee (“NI 51-110”) requires that certain information regarding the audit committee of a ‘‘venture issuer” (as that term is defined in NI 52-110) be included in this Circular sent to Shareholders in connection with this Meeting.

Audit Committee Charter

The full text of the Corporation’s Audit Committee charter is attached hereto as Schedule “A” to this Circular.

Composition of the Audit Committee

The members of the Audit Committee are Norton Singhavon (Chairman of the Audit Committee), Kashaf Qureshi, and Marc Adelson. Mr. Singhavon and Mr. Adelson are independent members of the audit committee as contemplated by NI 51-110. Mr. Qureshi is not an independent member of the audit committee as he is President of the Corporation. All members of the Audit Committee are considered financially literate pursuant to NI 52-110. The Corporation is exempt from the Audit Committee composition requirements in NI 52-110 which require all Audit Committee members to be independent. All of the Audit Committee members are ‘‘financially literate”, as defined in NI 52-110, as all have the industry experience necessary to understand and analyze financial statements of the Corporation, as well as the understanding of internal controls and procedures necessary for financial reporting. The Audit Committee is responsible for review of both interim and annual financial statements for the Corporation. For the purposes of performing their duties, the members of the Audit Committee have the right at all times, to inspect all the books and financial records of the Corporation and any subsidiaries and to discuss with management and the external auditors of the Corporation any accounts, records and matters relating to the financial statements of the Corporation. The Audit Committee members meet periodically with management and annually with the external auditors.

Relevant Education and Experience

Each member of the audit committee has adequate education and experience that is relevant to their performance as an audit committee member and, in particular, the requisite education and experience that have provided the member with:

•

an understanding of the accounting principles used by the issuer to prepare its financial statements, and the ability to assess the general application of those principles in connection with estimates, accruals and reserves;

•

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the issuer’s financial statements, or experience actively supervising individuals engaged in such activities; and

•	an understanding of internal controls and procedures for financial reporting.

Norton Singhavon (Director)

Mr. Singhavon currently serves as the Founder and Executive Chairman of Doventi Capital. Mr. Singhavon has extensive experience at the senior management level of capital investments and has been involved in several large acquisitions, consolidations, and start-ups in Canada’s legal cannabis sector, both private and public. As an investor and advisor to numerous companies in Canada’s ACMPR sector, he has been responsible for internally deploying over $45 million into the legal cannabis sector and has been involved in another $65 million of public M&A ACMPR transactions. Mr. Singhavon was also an advisor to, and early-stage investor in, Invictus MD (TSX.V:IMH).

Kashaf Qureshi (Director, President, Chief Operating Officer and Co-Founder)

As co-founder of the Corporation, Mr. Qureshi brings more than 20 years of extensive operational and entrepreneurial experience in the healthcare, medical cannabis and technology start-up space. An ardent cost-efficiency executive, Mr. Qureshi has focused on promoting improved cash flow, operational proficiencies and overall profitability in a series of organizations throughout the healthcare sector.

Marc Adelson (Director)

Mr. Adelson has spent a number of years as a senior reinsurance underwriter in the reinsurance and credit enhancements arenas. He has also held management positions with P&L responsibility for business units with over $30m in revenue.

Audit Committee Oversight

At no time since the commencement of the Corporation’s most recently completed financial year was a recommendation by the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Pre-Approval Policies and Procedures

Subject to the requirements of NI 52-110, the engagement of non-audit services is considered by the Audit Committee and, where applicable, the Corporation’s Board, on a case-by-case basis.

Auditor Service Fees

The following table provides detail in respect of audit, audit related, tax and other fees billed to the Corporation by the external auditors for professional services provided to the Corporation and its subsidiaries:

	2019	2018
Audit fees	$302,275	$137,851
Audit-related fees	$1,632	NIL
Tax fees	$33,855	$27,285
Other fees	$0	$120,767
Total	$145,810	$285,903

Audit Fees: Audit fees were paid for professional services rendered by the auditors for the audit of the Corporation’s annual financial statements as well as services provided in connection with statutory and regulatory filings.

Audit-Related Fees: Audit-related fees were paid for professional services rendered by the auditors and were comprised primarily of the reading of quarterly financial statements.

Tax Fees: Tax fees were paid for tax compliance, tax advice and tax planning professional services. These services included preparing and/or reviewing tax returns.

All Other Fees: Fees such as those payable for professional services which include bookkeeping, accounting advice, primarily relating to preparation of IFRS compliant financial statements, and preparation of management’s discussion and analysis, and due diligence.

Exemption

The Corporation is relying on the exemption from the requirements of Part 3 (Composition of the Audit Committee) and Part 5 (Reporting Obligations) as set out in section 6.1 of NI 52-110.

CORPORATE GOVERNANCE

The Corporation’s disclosure of corporate governance practices pursuant to National Instrument 58-101 -Disclosure of Corporate Governance Practices (“NI 58-101”) is set out below in the form required by Form 58-10 1F2 – Corporate Governance Disclosure (Venture Issuers).

Board of Directors

The Board of Directors is responsible for the stewardship of the Corporation and for the supervision of management to protect shareholder interests. The Board oversees the development of the Corporation’s strategic plan and the ability of management to continue to deliver on the corporate objectives.

The board of directors is presently comprised of six (6) members: Pradyum Sekar, Kashaf Qureshi, Norton Singhavon, Peter Cummins, Tom Brogan and Marc Adelson. All of the directors of the Corporation except Pradyum Sekar and Kashaf Qureshi are considered to be independent directors of the Corporation. Kashaf Qureshi is the President and Pradyum Sekar is the Chief Executive Officer of the Corporation, therefore they are not considered to be independent. NI 58-101 suggests that the board of directors of a public company should be constituted with a majority of individuals who qualify as “independent” directors. An “independent” director is a director who has no direct or indirect material relationship with the Corporation. A material relationship is a relationship which could, in the view of the board of directors, reasonably interfere with the exercise of a director’s independent judgment. As disclosed above, the Board is not comprised of a majority of independent directors. The independent judgment of the Board in carrying out its responsibilities is the responsibility of all directors. The Board facilitates independent supervision of management through meetings of the Board and through frequent informal discussions among independent members of the Board and management. In addition, the Board has free access to the Corporation’s external auditors, external legal counsel and to any of the Corporation’s officers.

Directorships

The following directors are also directors of the reporting issuers listed below:

Director	Reporting Issuer	Name of Trading Market
Norton Singhavon	GTEC Holding Ltd. British Columbia	TSXV

Orientation and Continuing Education

The Board briefs all new directors with respect to the policies of the Board along with relevant corporate and business information with respect to the Corporation. The Board does not provide any continuing education.

Ethical Business Conduct

The entire Board is responsible for developing the Corporation’s approach to governance issues. The Board has reviewed this Corporate Governance disclosure and concurs that it accurately reflects the Corporation’s activities.

The Board has found that the fiduciary duties placed on individual directors by the Corporation’s governing corporate legislation and the common law and the restrictions placed by applicable corporate legislation on an individual director’s participation in decisions of the Board in which the director has an interest have been sufficient to ensure that the Board operates independently of management and in the best interests of the Corporation.

In addition, each nominee for director of the Corporation must disclose to the Corporation all interests and relationships of which the director is aware of at the time of consideration which will or may give rise to a conflict of interest. If such an interest or relationship should arise while the individual is a director, the individual shall make immediate disclosure of all relevant facts to the Corporation.

Nomination of Directors

The Board of Directors has established a Nomination and Corporate Governance Committee. The members of the Nomination and Corporate Governance Committee are Pradyum Sekar (Chairman of the Committee), Norton Singhavon, Marc Adelson and Peter Cummins. The Nomination and Corporate Governance Committee are responsible for participating in the recruitment and recommendation of new nominee for appointment or election to the Board.

Diversity Policy

The Corporation’s senior management and the members of its Board have diverse backgrounds and expertise and were selected on the belief that the Corporation and its stakeholders would benefit from such a broad range of talent and experiences. The Board considers merit as the key requirement for board and executive appointments, and as such, it has not adopted any target number or percentage, or a range of target numbers or percentages, respecting the representation of women, Indigenous peoples, persons with disabilities, or members of visible minorities (collectively, “members of designated groups”) on the Board or in senior management roles.

The Corporation has not adopted a written diversity policy and seeks to attract and maintain diversity at the executive and board of directors’ levels informally through the recruitment efforts of management in discussion with directors prior to proposing nominees to the Board as a whole for consideration. Although the level of representation of members of designated groups is one of many factors taken into consideration in making Board and executive officer appointments, emphasis is placed on hiring or advancing the most qualified individuals. As at the date of this Circular, 3 members of designated groups currently hold positions on the Board or in senior management.

Compensation

The Board of Directors has established a Compensation Committee. The members of the Compensation Committee are Norton Singhavon (Chairman of the committee), and Marc Adelson. The Compensation Committee will make recommendations to the Board in respect of compensation issues relating to directors, officers and employees of the Corporation. Directors are not currently paid any fees for acting as directors of the Corporations.

Other Board Committees

The Corporation has no committees other than the Audit Committee and Nomination and Governance Committee and Compensation Committee.

Assessments

The Board does not feel it is necessary to establish a committee to assess the effectiveness of individual Board members. The Board monitors the adequacy of information given to directors, communications between the Board and management, and the strategic direction and processes of the Board and board committees.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

There is not as of the date hereof and has not been since the beginning of the Corporation’s last completed financial year, any indebtedness owing to the Corporation by the directors and senior officers of the Corporation or any of their associates or affiliates, except as disclosed in this Circular.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Management of the Corporation is not aware of any material interests, direct or indirect, of any informed person of the Corporation, any proposed director of the Corporation, or any associate or affiliate of any informed person or proposed director, in any transaction since the commencement of the Corporation’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries.

OTHER BUSINESS

Management of the Corporation is not aware of any matters to come before the meeting other than those set out in the Notice of Meeting. If other matters come before the Meeting it is the intention of the individuals indicated in the form of proxy to vote the same in accordance with their best judgment in such matters.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on SEDAR at www.sedar.com. Shareholders may request copies of the Corporation’s financial statements as at and for the financial year ended December 31, 2019, and management’s discussion and analysis for such financial results, free of charge by contacting the President of the Corporation c/o 5045 Orbitor Drive, Building 11, Unit 300, Mississauga, Ontario L4W 4Y4. Financial information is provided in the Corporation’s comparative financial statements and management discussion and analysis for its most recently completed financial year ended December 31, 2019.

APPROVAL OF BOARD OF DIRECTORS

The contents of this Circular, and the sending thereof to each director of the Corporation, to the auditor of the Corporation and to the shareholders of the Corporation has been approved by the Board.

DATED at the City of Toronto, in the Province of Ontario, this 20th day of July 2020.

“signed”
Kashaf Qureshi
President and Director

SCHEDULE “A”

Audit Committee Charter

10557404 CANADA CORP.

Mandate of the Audit Committee

Purpose

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of 10557404 Canada Corp. (the “Corporation”) is appointed by the Board to assist the Corporation and the Board in fulfilling their respective obligations relating to the integrity of the internal financial controls and financial accounting and reporting of the Corporation.

Composition

1.	The Committee shall be composed of three or more directors, as designated by the Board from time to time.

2.	The Chair of the Committee (the “Chair”) shall be designated by the Board or the Committee from among the members of the Committee.

3.

The Committee shall comply with all applicable securities laws, instruments, rules and policies and regulatory requirements (collectively “Applicable Laws”), including those relating to composition, independence and financial literacy. Each member of the Committee shall be independent within the meaning of National Instrument 52-110 – Audit Committees and financially literate within the meaning of Applicable Laws.

4.	Each member of the Committee shall be appointed by, and serve at the pleasure of, the Board. The Board may fill vacancies in the Committee by appointment from among the members of the Board.

Meetings

5.

The Committee shall meet at least quarterly in each financial year of the Corporation. The Committee shall meet otherwise at the discretion of the Chair, or a majority of the members of the Committee, or as may be required by Applicable Laws.

6.

A majority of the members of the Committee shall constitute a quorum. If within one hour of the time appointed for a meeting of the Committee, a quorum is not present, the meeting shall stand adjourned to the same hour on the next business day following the date of such meeting at the same place. If at the adjourned meeting a quorum as hereinbefore specified is not present within one hour of the time appointed for such adjourned meeting, such meeting shall stand adjourned to the same hour on the second business day following the date of such meeting at the same place. If at the second adjourned meeting a quorum as hereinbefore specified is not present, then, at the discretion of the members then present, the quorum for the adjourned meeting shall consist of the members then present (a “Reduced Quorum”).

7.

If and whenever a vacancy shall exist in the Committee, the remaining members of the Committee may exercise all powers and responsibilities of the Committee so long as a quorum remains in office or a Reduced Quorum is present in respect of a specific Committee meeting. Where a vacancy occurs at any time in the membership of the Committee, it may be filled by the Board.

8.	The Committee shall hold an in camera session without any officers present at each meeting of the Committee, unless such a session is not considered necessary by the members present.

9.

The time and place at which meetings of the Committee are to be held, and the procedures at such meetings, will be determined from time to time by the Chair. A meeting of the Committee may be called by notice, which may be given by written notice, telephone, facsimile, email or other electronic communication at least 48 hours prior to the time of the meeting. However, no notice of a meeting shall be necessary if all of the members are present either in person or by means of telephone or web conference or other communication equipment, or if those absent waive notice or otherwise signify their consent to the holding of such meeting.

10.	Members may participate in a meeting of the Committee by means of telephone, web conference or other communication equipment.

11.

If the Chair of the Committee is not present at any meeting of the Committee, one of the other members of the Committee present at the meeting shall be chosen by the Committee to preside. The Chair (or other Committee member, as applicable) presiding at any meeting shall not have a casting vote.

12.

The Committee shall keep minutes of all meetings, which shall be available for review by the Board. Except in exceptional circumstances, draft minutes of each meeting of the Committee shall be circulated to the Committee for review within 14 days following the date of each such meeting.

13.	The Committee may appoint any individual, who need not be a member, to act as the secretary at any meeting.

14.

The Committee may invite such other directors, officers and employees of the Corporation and such other advisors and persons as is considered advisable to attend any meeting of the Committee. For greater certainty, the Committee shall have the right to determine who shall, and who shall not, be present at any time during a meeting of the Committee.

15.

Any matter to be determined by the Committee shall be decided by a majority of the votes cast at a meeting of the Committee called for such purpose. Any action of the Committee may also be taken by an instrument or instruments in writing signed by all of the members of the Committee (including in counterparts, by facsimile or other electronic signature) and any such action shall be as effective as if it had been decided by a majority of the votes cast at a meeting of the Committee called for such purpose. In case of an equality of votes, the matter will be referred to the Board for decision.

16.	The Committee shall report its determinations and recommendations to the Board.

Resources and Authority

17.	The Committee has the authority to:

(a)	engage, at the expense of the Corporation, independent counsel and other experts or advisors as is considered advisable;

(b)	determine and pay the compensation for any independent counsel and other experts and advisors retained by the Committee;

(c)	communicate directly with the independent auditor of the Corporation (the “Independent Auditor”);

(d)	conduct any investigation considered appropriate by the Committee;

(e)

request the Independent Auditor, any officer or other employee of, or outside counsel for, the Corporation to attend any meeting of the Committee or to meet with any members of, or independent counsel or other experts or advisors to, the Committee; and

(f)	have unrestricted access to the books and records of the Corporation.

Responsibilities

Financial Accounting, Internal Controls and Reporting Process

18.	The Committee is responsible for:

(a)	reviewing any management report on, and assessing the integrity of, the internal controls over the financial reporting of the Corporation and monitoring the proper implementation of such controls;

(b)

reviewing and reporting to the Board on, or if mandated by the Board, approving the quarterly unaudited financial statements, management’s discussion and analysis (the “MD&A”), press release and other financial disclosure related thereto that is required to be reviewed by the Committee pursuant to Applicable Laws;

(c)

reviewing and reporting to the Board on the annual audited financial statements, the MD&A, press release and other financial disclosure related thereto that is required to be reviewed by the Committee pursuant to Applicable Laws;

(d)	monitoring the conduct of the audit function;

(e)

discussing and meeting with, when considered advisable to do so and in any event no less frequently than annually, the Independent Auditor, the Chief Financial Officer (the “CFO”) and any other officer or other employee of the Corporation which the Committee wishes to meet with, to review accounting principles, practices, judgments of management, internal controls and such other matters as the Committee considers appropriate; and

(f)

reviewing any post-audit or management letter containing the recommendations of the Independent Auditor and management’s response thereto and monitoring the subsequent follow-up to any identified weaknesses.

Public Disclosure

19.	The Committee shall:

(a)

review the quarterly and annual financial statements, the related MD&A, quarterly and annual financial reporting press releases and any other public disclosure documents that are required to be reviewed by the Committee pursuant to Applicable Laws;

(b)

review and discuss with officers of the Corporation any guidance being provided on the expected future results and financial performance of the Corporation and provide its recommendations on such guidance to the Board; and

(c)

review from time to time the procedures which are in place for the review of the public disclosure by the Corporation of financial information extracted or derived from the financial statements of the Corporation and periodically assess the adequacy of such procedures.

Risk Management

20.

The Committee should inquire of the officers and the Independent Auditor as to the significant risks or exposures, both internal and external, to which the Corporation is subject, and review the actions which the officers have taken to minimize such risks. In conjunction with the Board, the Committee should annually review the financial risks associated with the directors’ and officers’ third-party liability insurance and other insurance of the Corporation.

Corporate Conduct

21.	The Committee should ensure that there is an appropriate standard of corporate conduct relating to the internal controls and financial reporting of the Corporation.

22.	The Committee should establish procedures for:

(a)	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls and auditing matters; and

(b)	the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Code of Business Conduct and Ethics

23.	With regard to the Code of Business Conduct and Ethics of the Corporation (the “Code”), the Committee should:

(a)

review from time to time and recommend to the Board any amendments to the Code and monitor the policies and procedures established by the officers of the Corporation to ensure compliance with the Code;

(b)	review actions taken by the officers of the Corporation to ensure compliance with the Code, the results of the confirmations and the responses to any violations of the Code;

(c)

following the receipt of any complaint submitted under the Code, the Committee shall investigate each matter and take corrective disciplinary action, if appropriate, up to and including termination of employment.

(d)	if deemed appropriate by the Committee, investigations of suspected violations of the Code may be referred to the Corporate Governance Committee;

(e)	monitor the disclosure of the Code, any proposed amendments to the Code and any waivers to the Code granted by the Board;

(f)

review the policies and procedures instituted to ensure that any departure from the Code by a director or officer of the Corporation which constitutes a “material change” within the meaning of Applicable Laws is appropriately disclosed in accordance with Applicable Laws.

Whistleblower Policy

24.

The Committee shall review from time to time the Whistleblower Policy of the Corporation (the “Policy”) to determine whether the Policy is effective in providing appropriate procedures to report violations (as defined in the Policy) or suspected violations and recommend to the Board any amendments to the Policy.

Anti-Bribery and Anti-Corruption Policy

25.

The Committee shall review and evaluate the Anti-Bribery and Anti-Corruption Policy of the Corporation on an annual basis to determine whether such policy is effective in ensuring compliance by the Corporation, its directors, officers, employees, consultants and contractors with the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada) and any other similar laws applicable to the Corporation.

Independent Auditor

26.

The Committee shall recommend to the Board, for appointment by shareholders, a firm of external auditors to act as the Independent Auditor and shall monitor the independence and performance of the Independent Auditor. The Committee shall arrange and attend, as considered appropriate and at least annually, a private meeting with the Independent Auditor, shall review and approve the remuneration of such Independent Auditor and shall ensure that the Independent Auditor reports directly to the Committee.

27.	The Committee shall ensure that the lead audit partner at the Independent Auditor is changed every seven years.

28.

The Committee should resolve any otherwise unresolved disagreements between the officers of the Corporation and the Independent Auditor regarding the internal controls or financial reporting of the Corporation.

29.

The Committee should pre-approve all audit and non-audit services not prohibited by law, including Applicable Laws, to be provided by the Independent Auditor. The Chair may, and is authorized to, pre-approve non-audit services provided by the Independent Auditor up to a maximum amount of $25,000 per engagement.

30.	The Committee should review the audit plan of the Independent Auditor, including the scope, procedures and timing of the audit.

31.	The Committee should review the results of the annual audit with the Independent Auditor, including matters related to the conduct of the audit.

32.

The Committee should obtain timely reports from the Independent Auditor describing critical accounting policies and practices applicable to the Corporation, the alternative treatment of information in accordance with International Financial Reporting Standards that were discussed with the CFO, the ramifications thereof and the Independent Auditor’s preferred treatment and should review any material written communications between the Corporation and the Independent Auditor.

33.	The Committee should review the fees paid by the Corporation to the Independent Auditor and any other professionals in respect of audit and non-audit services on an annual basis.

34.

The Committee should review and approve from time to time the Corporation’s hiring policy regarding partners, employees and former partners and employees of the present and any former Independent Auditor.

35.	The Committee should monitor and assess the relationship between the officers of the Corporation and the Independent Auditor and monitor the independence and objectivity of the Independent Auditor.

36.	The Committee shall have the authority to engage the Independent Auditor to review the unaudited interim financial statements of the Corporation.

Other Responsibilities

37.	The Committee should review and assess from time to time the adequacy of this mandate and submit any proposed amendments to the Board for consideration.

38.	The Committee should perform any other activities consistent with this mandate and Applicable Laws as the Committee or the Board considers advisable.

Chair

39.	The Chair should:

(a)	provide leadership to the Committee and oversee the functioning of the Committee;

(b)

chair meetings of the Committee (unless not present), including in-camera sessions and report to the Board following each meeting of the Committee on the activities and any recommendations and decisions of the Committee and otherwise at such times and in such manner as the Chair considers advisable;

(c)	ensure that the Committee meets at least quarterly in each financial year of the Corporation and otherwise as is considered advisable;

(d)	in consultation with the Chairman of the Board (the “Chairman”), the Lead Director, if any, and the members of the Committee, establish dates for holding meetings of the Committee;

(e)	set the agenda for each meeting of the Committee, with input from other members of the Committee, the Chairman, the Lead Director, if any, and any other appropriate individuals;

(f)	ensure that Committee materials are available to any director upon request;

(g)	act as a liaison and maintain communication with the Chairman, the Lead Director, if any, and the Board to co-ordinate input from the Board and to optimize the effectiveness of the Committee;

(h)	report annually to the Board on the role of the Committee and the effectiveness of the Committee in contributing to the effectiveness of the Board;

(i)	assist the members of the Committee to understand and comply with the responsibilities contained in this mandate;

(j)	foster ethical and responsible decision making by the Committee;

(k)

review, together with the Board (unless responsibility is delegated to the Committee by the Board), in advance of public release (i) any earnings guidance, and (ii), any press release containing financial information based upon financial statements and management’s discussion and analysis that has not previously been released;

(l)

notify the sender and acknowledge receipt of a report within five business days under the Code, or as soon as possible thereafter, except where a report was submitted on a confidential, anonymous basis;

(m)

consider complaints relating to accounting matters covered by the Policy, undertake an investigation of the violation or suspected violation of the Policy as defined in the Policy and promptly report to the Committee and the Board any complaint that may have material consequences for the Corporation and, for each financial quarter of the Corporation, the Chair should, with input from the Chairman, if applicable, report to the Committee and to the Independent Auditor, the aggregate number, the nature and the outcome of the complaints received and investigated under the Policy;

(n)	together with the Corporate Governance Committee, oversee the structure, composition and membership of, and activities delegated to, the Committee from time to time;

(o)	ensure appropriate information is provided to the Committee by the officers of the Corporation to enable the Committee to function effectively and comply with this mandate;

(p)	ensure that appropriate resources and expertise are available to the Committee;

(q)

ensure that the Committee considers whether any independent counsel or other experts or advisors retained by the Committee are appropriately qualified and independent in accordance with Applicable Laws;

(r)

facilitate effective communication between the members of the Committee and the officers of the Corporation and encourage an open and frank relationship between the Committee and the Independent Auditor;

(s)	attend, or arrange for another member of the Committee to attend, each meeting of the shareholders of the Corporation to respond to any questions from shareholders that may be asked of the Committee;

(t)

in the event a Chairman is not appointed by the Board at the first meeting of the Board following the annual meeting of shareholders each year and the position of Chair of the Corporate Governance Committee is vacant, serve as the interim Chairman until a successor is appointed; and

(u)	perform such other duties as may be delegated to the Chair by the Committee or the Board from time to time.

Approved: June 2018